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                                                                    Exhibit 99.7

                                                                 August 21, 2003

Board of Directors
Concord EFS, Inc.
2525 Horizon Lake Drive
Memphis, Tennessee 38133

Madame and Gentlemen:

We hereby consent to the inclusion in Amendment No. 2 to the Registration Statement on Form S-4 of First Data Corporation, relating to the proposed merger involving Concord EFS, Inc. and First Data Corporation, of our opinion letter appearing as Annex E to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references thereto under the captions "SUMMARY - Concord's Financial Advisors Delivered Opinions to the Concord Board of Directors that, as of April 1, 2003, the Exchange Ratio of 0.40 was Fair, From a Financial Point of View, to Concord Shareholders;" "THE PROPOSED MERGER - Background of the Merger;" "THE PROPOSED MERGER - Concord's Reasons for the Merger;" "THE PROPOSED MERGER - Opinions of Concord's Financial Advisors - Opinion of William Blair & Company, L.L.C." and "INTERESTS OF CONCORD's DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER - Other Relationships." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.


                                         Very truly yours,

                                         /s/ William Blair & Company, L.L.C.

                                         WILLIAM BLAIR & COMPANY, L.L.C.